Exhibit 2.1
Amendment and Supplement No. 1
to Share Purchase Agreement

Dated:     June 17, 2021
Reference is made to that certain Share Purchase Agreement, dated as of February 10, 2021 (the “Purchase Agreement”), by and among Mr. Sangil Ahn (“Mr. Ahn”), Altos Korea Opportunity Fund, L.P. (“Altos Korea” and, together with Mr. Ahn, the “Sellers’ Representatives”), certain other selling shareholders of the Company (“Sellers”), Match Group, Inc., a corporation incorporated under the laws of the State of Delaware (“Match”), and a predecessor-in-interest to MG Korea Solutions, Co., Ltd., a joint stock company (chusik-hoesa) organized under the laws of the Republic of Korea and a subsidiary of Match (“Buyer” and, together with the Sellers’ Representatives, Sellers and Match, the “Parties”).

Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Purchase Agreement. Unless the context requires otherwise, all references to any Sections, Schedules and Annexes are to the respective Sections, Schedules and Annexes in the Purchase Agreement.

The purpose of this Amendment and Supplement No. 1 to the Share Purchase Agreement (this “Amendment”) is to set forth certain acknowledgements and agreements among the Parties relating to the Purchase Agreement.

Each of the Sellers’ Representative (acting for itself and on behalf of all Sellers), Match and Buyer hereby acknowledges and agrees as follows:

1.    Acknowledgements. Each of the Parties acknowledges and agrees that:

(a)subject to satisfaction of all Conditions to the Closing on such date, the closing of the sale and purchase of the Sale Shares under the Purchase Agreement shall occur on June 17, 2021, Seoul Time;

(b)(i) on or around April 23, 2021, the competition authority in Spain determined not to assert jurisdiction over the Transaction, and (ii) the Non-Korean Merger Control Approval in respect of Spain has been irrevocably granted as of such date;

(c)the provisions relating to withholding on the Closing Date and the post-closing true-up relating to the Capital Gains Tax as set forth in subsections (a) and (b) of Section 3 under Annex H-1 shall apply mutatis mutandis to Securities Transaction Tax; provided that (i) the notice of the Securities Transaction Tax to be withheld at Closing shall be delivered concurrently with the notice of the Capital Gains Tax to be withheld at Closing; (ii) the amount of the Securities Transaction Tax to be withheld at Closing shall be calculated based on the closing price of a Match common share on June 8, 2021, Eastern Time; and (iii) the true-up of the Securities Transaction Tax after the Closing shall be conducted concurrently with the true-up of the Capital Gains Tax after the Closing; and

(d)each Seller that has not provided a valid and complete IRS Form W-9 or applicable IRS Form W-8 to Buyer as of the Closing (each, an “Applicable Seller”) shall provide such form to Buyer, no later than 30 days after the Closing Date, with respect to payments made to such Applicable Seller pursuant to the Purchase Agreement. The agreement of each Applicable Seller set forth in the immediately preceding sentence shall be several and not joint, and any breach of the immediately preceding sentence by any Applicable Seller shall not give rise to any liability of any other Seller hereunder or under the Purchase Agreement. Match will provide reasonable assistance to each Applicable Seller in complying with the requirements of the first sentence of this paragraph.

2.    Continued Effect. The provisions of the Purchase Agreement shall, except as amended and supplemented by this Amendment, continue in full force and effect in accordance with their terms.

3.    Miscellaneous.

(a)    Article X of the Purchase Agreement shall apply to this Amendment mutatis mutandis.

(b)    This Amendment and all disputes arising out of or in connection with this Amendment shall be governed by, interpreted under, and construed and enforceable in accordance with, the laws of the State of New York in the United States of America, without giving effect to any choice or conflict of law provision, rule or principle that would result in the application of the Laws of any jurisdiction other than the State of New York.

(c)    The term “this Agreement” and “the Agreement” and any reference to the Purchase Agreement contained in the Purchase Agreement mean and are a reference to the Purchase Agreement, as amended and supplemented by this Amendment.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have executed or caused this Amendment to be executed as of the date first written above.

SELLERS’ REPRESENTATIVES

/s/ Sangil Ahn
Sangil Ahn

[Signature page to the Amendment and Supplement No. 1 to Share Purchase Agreement]

ALTOS KOREA OPPORTUNITY FUND, L.P. By: Altos Korea Management Partners, LLC Its: General Partner By: /s/ Hodong Nam Name: Hodong Nam Title: Managing Member

[Signature page to the Amendment and Supplement No. 1 to Share Purchase Agreement]

BUYER

MG KOREA SOLUTIONS, CO., LTD.

By:	/s/ Jared Sine
	Name:	Jared Sine
	Title:	Representative Director

MATCH

MATCH GROUP, INC.

By:	/s/ Jared Sine
	Name:	Jared Sine
	Title:	Chief Business Affairs and Legal Officer

[Signature page to the Amendment and Supplement No. 1 to Share Purchase Agreement]